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                    U. S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                                CDKNET.COM, INC.
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             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           DELAWARE                                         22-3586-87
(STATE OR OTHER JURISDICTION OF                           (IRS EMPLOYER
 INCORPORATION OR ORGANIZATION)                         IDENTIFICATION NO.)

                              250 West 57th Street
                                   Suite 1101
                            New York, New York 10019
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               (Address of principal executive offices) (Zip Code)

       Registrant's telephone number, including area code: (212) 547-6050
                                                           --------------

                              CONSULTING AGREEMENT
                           BETWEEN THE REGISTRANT AND
                                STEVEN WILDSTEIN
                            (Full title of the plan)

                           STEVEN A. HOROWITZ, ESQUIRE
                        400 Garden City Plaza, Suite 202
                           Garden City, New York 11530
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                     (Name and address of agent for service)

                                 (516) 873-2000
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          (TELEPHONE NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)

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                         CALCULATION OF REGISTRATION FEE

                                          Proposed     Proposed
                                          maximum      maximum
                                          offering     aggregate    Amount of
Title of securities    Amount to be       price        offering     registration
to be registered       registered(1)      per unit(2)  price        fee
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Common Stock, par      500,000 Shares      $ .14       $70,000      $ 17.50
value, $.0001 per
share
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(1) This registration statement shall also cover any additional shares of common stock which become issuable under the Plan being registered pursuant to this registration statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of shares of the Registrant's outstanding shares of common stock.

(2) Estimated solely for purposes of calculating the registration fee. Calculated in accordance with Rule 457(c) under the Securities Act of 1933 based upon the last reported sale price of Common Stock of CDKnet.com, Inc. as reported on the NASD Over-the-Counter Bulletin Board on October 9, 2001.

                                     PART I

              Information Required in the Section 10(a) Prospectus

ITEM 1.  PLAN INFORMATION*

ITEM 2.  REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION*

* Information required by Items 1 and 2 of Part 1 to be contained in the Section 10(a) prospectus is omitted from this registration statement will be sent to participants in the plan in accordance with Rule 428 under the Securities Act of 1933. In accordance with the instructions to Part 1, the omitted portions are not filed with the Securities and Exchange Commission ("Commission") as part of this registration statement.

                                     PART II

               Information Required in the Registration Statement

ITEM 3.  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents, filed with the Commission by CDKnet.com, Inc., a Delaware corporation (the "Company"), are incorporated herein by reference:

         (a) The registrant's annual report on Form 10-KSB for the fiscal year ended June 30, 2001 (Commission File No. 0-27587);

         (b) The Registrant's Current Report on Form 8-K, filed with the Commission on June 19, 2001;

         (c) The Registrant's Current Report on Form 8-K, filed with the Commission on December 15, 2000; and

         (d) any document filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof, but prior to the filing of a post-effective amendment to this Registration Statement which indicates that all shares of Common Stock registered hereunder have been sold or that deregisters all such shares of common stock then remaining unsold, such documents being deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents.

ITEM 4.  DESCRIPTION OF SECURITIES.

         Not Applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

         Not Applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

THE ARTICLES OF INCORPORATION OF THE COMPANY PROVIDE FOR INDEMNIFICATION OF EMPLOYEES AND OFFICERS IN CERTAIN CASES. INSOFAR AS INDEMNIFICATION FOR LIABILITIES ARISING UNDER THE SECURITIES ACT OF 1933 MAY BE PERMITTED TO DIRECTORS, OFFICERS OR PERSONS CONTROLLING THE COMPANY PURSUANT TO THE FOREGOING PROVISIONS, THE COMPANY HAS BEEN INFORMED THAT IN THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE ACT AND IS THEREFORE UNENFORCEABLE.

Delaware law sets forth the Registrant's powers to indemnify officers, directors, employees and agents. The Registrant's Articles of Incorporation provide as follows:

         "A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the Delaware General corporation law, or (iv) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law is amended after the date of incorporation of the Corporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation law as so amended.

         Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of the repeal or modification.

         The Corporation shall, to the fullest extent permitted by Section 145 (or any other provision) of the Delaware general corporation Law, as the same may be amended and supplemented, or by any successor thereto, indemnify any and all officers and directors of the corporation form and against any and all of the expenses, liabilities or other mattes referred to in or converted by said Section. Such right to indemnification provided for herein shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any By-law, agreement, vote of stockholders or disinterested directors or otherwise."

Except as mentioned above, there is no charter provision, bylaw, contract, arrangement or statute pursuant to which any director or officer is indemnified in any manner against any liability which he may incur in his capacity as such.


ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

         Not applicable.


ITEM 8.  EXHIBITS.

          4.11 - Consulting Agreement between CDKnet.com, Inc. and
                 Steven E. Wildstein.
          5.1  - Opinion of Foley, Hoag & Eliot.
         23.3  - Consent of Foley, Hoag & Eliot (included in Exhibit 5.1).
         23.4  - Consent of Radin Glass & Company, LLP.


ITEM 9.  UNDERTAKINGS.

         (a)  The undersigned Company hereby undertakes:

              (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

              (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Company of expenses paid or incurred by a director, officer or controlling person of the Company in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Garden City, the State of New York on this 10th day of October, 2001.


                                             CDKnet.com, Inc.

                                             By: /s/ STEVEN A. HOROWITZ
                                             --------------------------------
                                             STEVEN A. HOROWITZ, Chairman,
                                             Chief Executive Officer, Chief
                                             Financial Officer and Secretary



Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.


                                Chairman, Chief Executive
                                Officer, Chief Financial
/s/ Steven A. Horowitz          Officer and Secretary           October 10, 2001
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Steven A. Horowitz                       Title                        Date




/s/ Andrew J. Schenker          Director                        October 10, 2001
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Andrew J. Schenker                       Title                        Date




/s/ Anthony J. Bonomo           Director                        October 10, 2001
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Anthony J. Bonomo                        Title                        Date